                                                                    Exhibit 9(c)

                               LICENSE AGREEMENT


     This License Agreement dated as of [_____ __], 1997, by and between LaSalle Partners Incorporated, a Maryland corporation ("Licensor"), and LaSalle Partners Funds, Inc.], a Maryland corporation ("Licensee").

                             W I T N E S S E T H:

     WHEREAS, Licensee has retained an affiliate of Licensor to provide investment advisory services to Licensee; and

     WHEREAS, Licensee desires to use the marks "LaSalle" and "LaSalle Partners" in its corporate name and business and Licensor is willing to permit the use of the marks by Licensee subject to the terms and conditions set forth herein;

     NOW THEREFORE, it is hereby agreed between the parties hereto as follows:

     1.  License.  Licensor grants to Licensee a non-exclusive, non-transferable
         --------
license (the "License") to use the marks in its corporate name and in connection with its activities as a registered open-end management investment company, and for no other purpose.

     2.  Use of Marks.  Licensee agrees and warrants to Licensor that it shall
         ------------
not at any time use the marks in connection with the sale of, or offer to sell, any security in violation of applicable federal and state laws and regulations. Licensor may license, use or grant to any other person the right to use the marks in any form, alone or in association with any other name or mark, in connection with the business of another investment company, or for any other purpose whatsoever.

     3.  Infringements.  Licensee shall promptly notify Licensor of any
         --------------
potential infringements of the marks by third persons which come to Licensee's attenttion. Licensor retains the exclusive right to determine what constitues an infringement and to decide whether to take legal action. Licensee agrees to cooperate fully in any such undertaking, and Licensor shall maintain complete control over the action.

     4.  Termination.  The License shall terminate:  (i) upon 30 days' written
         -----------
notice by Licensor to Licensee; (ii) automatically if Licensee shall become insolvent, make a general assignment for the benefit of crreditors, suffer or permit the appointment of a receiver for its busineess or assets, become the subject of any proceeding under any bankruptcy or insolvency law whether domestic or foreign, or have wound up its business or liquidated, whether voluntarily or otherwise; or (iii) automatically in the event that Licensor or its affiliates or subsidiaries shall cease to be the investment adviser to Licensee. Upon termiantion of the License, Licensee shall cease and desist from all use of the marks in any way.

     5.  Ownership of the Marks.  Licensee acknowledges Licensor's exclusive
         ----------------------
right, title and interest in and to the marks and any registration that has issued or may issue thereon, and will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair such right, title and interest. Licensee further agrees to take all appropriate action, including the use of recognized symbols and abbreviations, to evidence Licensor's ownership of the marks.

     6.  Notices.  Any notice or other communication shall be deemed
         --------
sufficiently given if given in writing and delivered in person or mailed by first class mail, postage prepaid, addressed as follows:

         If to Lisensor:


         If to Licensee:


     7.  Governing Law.  This Agreement shall be governed by and construed under
         --------------
the laws of the State of Maryland, without giving effect to the conflict of laws provisions thereof.

     8.  Miscellaneous.  If any provision of this Agreement shall be held or
         -------------
made invalid by a court decision, statute, rule or otherwise, the remainder shall not be affected thereby. the title of this Agreement and the headings of the sections herein are for convenience of the parties only, and are not intended to be part of or affect the meaning or interpretation of this Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parities. No failure or delay on the part of any party hereto in exercising any right power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

     [9. Limitation of Liability.  The Adviser expressly acknowledges the
         -----------------------
limitation of liability set forth in the Agreement and Declaration of Trust of the Trust The Adviser agrees that the obligations assumed by the Trust pursuant to this Agreement shall be limited in any case to the assets of the Trust and the Adviser shall not seek satisfaction of any such obligations from the interestholders, trustees or officers of the Trust, or any of them.]

     IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.


Attest:                                LA SALLE PARTNERS INCORPORATED



                                       By:
------------------------                  ------------------------
     Secretary                                [Name/Title]



Attest:                                LASALLE PARTNERS FUNDS, INC.



                                       By:
------------------------                  ------------------------
                                              [Name/Title]